Exhibit (d)(3)

WAIVER TO CONFIDENTIALITY AGREEMENT

THIS WAIVER TO CONFIDENTIALITY AGREEMENT (“Waiver”) is being given as of January 22, 2015 by E2open, Inc., a Delaware corporation (“E2open”) in favor of Insight Venture Partners, LLC (“Insight”).

Reference is made to that certain Confidentiality Agreement, dated as of November 26, 2014 (the “Confidentiality Agreement”), between E2open and Insight. Capitalized terms used in this Waiver but not otherwise defined herein shall have the respective meanings ascribed thereto in the Confidentiality Agreement.

Concurrently with the execution and delivery of this Waiver, E2open is entering into a Confidentiality Agreement with Elliott Associates, L.P. (together with its affiliates, “Elliott”).

The Parties, intending to be legally bound, acknowledge and agree as follows:

1. Waiver. E2open hereby waives the applicability of clauses (i), (ii) and (iv) of Section 14 of the Confidentiality Agreement solely with respect to Elliott, and hereby agrees that notwithstanding the limitations set forth in Section 1 of the Confidentiality Agreement, Insight may disclose Confidential Information of E2open to Elliott for the specific purpose of considering, evaluating, negotiating and implementing a possible negotiated transaction among Insight and Elliott, on the one hand, and E2open, on the other hand. In addition, E2open hereby agrees that Section 7 of the Confidentiality Agreement shall not apply to (a) any assistance, inducement, encouragement, discussions, negotiations, arrangements and agreements between Insight and Elliott that (i) are in furtherance of considering, evaluating, negotiating and implementing a possible negotiated transaction among Insight and Elliott, on the one hand, and E2open, on the other hand, (ii) occur on a confidential basis and (iii) would not reasonably be expected to require any of Insight, Insight’s Representatives, Elliott, Elliott’s Representatives or E2open to make a public announcement regarding the Confidentiality Agreement, a transaction or any of the matters described in Section 7 of the Confidentiality Agreement, or (b) the making of any such proposal regarding a transaction directly to the board of directors of E2open on a confidential basis if such proposal would not reasonably be expected to require any of Insight, Insight’s Representatives, Elliott, Elliott’s Representatives or E2open to make a public announcement regarding the Confidentiality Agreement, a transaction or any of the matters described in Section 7 of the Confidentiality Agreement. Notwithstanding anything to the contrary set forth in the Confidentiality Agreement, E2open’s “Confidential Information” will be deemed to include the information described in paragraphs (a) through (d) of Section 13 of the Confidentiality Agreement without regard to whether such information was made available to Insight or any Representative of Insight by or on behalf of E2open or any Representative of E2open if such information was made available to Insight or any Representative of Insight by or on behalf of Elliott or any Representative of Elliott.

2. Miscellaneous.

(a) Except as expressly waived hereby, the Confidentiality Agreement shall continue to be and shall remain in full force and effect in accordance with its terms, and nothing in this Waiver shall be deemed to constitute a waiver of noncompliance by E2open or Insight with respect to any other term or provision of the Confidentiality Agreement.

(b) The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.

(c) This Waiver (together with the Confidentiality Agreement) constitutes the entire agreement between the Recipient and the Provider regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Provider regarding the subject matter hereof.

(k) This Waiver may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transaction or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

The parties have caused this Agreement to be executed as of January 22, 2015.

E2OPEN, INC.		INSIGHT VENTURE PARTNERS, LLC

By:	/s/ Peter Maloney	By:	/s/ Eric Goldstein
Title:	CFO	Title:	Deputy General Counsel/Chief Compliance Officer
Address: 4100 East Third Avenue, Suite 400 Foster City, CA 94404		Address: 1114 Avenue of the Americas New York, NY 10036

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